Exhibit 10.1.2

EXECUTION VERSION

WAIVER AND CONSENT TO THE LOAN AGREEMENT

SECOND WAIVER AND CONSENT, dated as of December 23, 2020 (the “Waiver and Consent”), between AENZA S.A.A. (f/k/a GRAÑA Y MONTERO S.A.A.), as borrower (the “Borrower”) and CS PERU INFRASTRUCTURE HOLDINGS LLC, as initial lender (the “Initial Lender”) to that certain Loan Agreement, dated as of July 31, 2019 between the Borrower and the Initial Lender, as amended by that certain Amendment, Waiver and Consent dated as of February 28, 2020, among the Borrower and the Initial Lender (the “Loan Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given to such terms in the Loan Agreement.

WHEREAS, pursuant to Section 8.10(b) of the Loan Agreement, the Borrower is prohibited from permitting its Leverage Ratio to exceed 3.50:1.00;

WHEREAS, as of the date hereof, the Borrower has failed to meet the Leverage Ratio requirement pursuant to Section 8.10(b) for the Rolling Period ended September 30, 2020 (the “Specified Default”);

WHEREAS, pursuant to Section 2.06(b) of the Loan Agreement, after the occurrence and during the continuance of an Event of Default, the Borrower is obligated to pay interest on the then-outstanding principal balance of the Loans (plus any past due amounts not constituting principal) at a per annum interest rate at all times equal to the Default Rate from the date of the occurrence of such Event of Default, through and including the date upon which the Event of Default is cured, waived or otherwise expires or terminates (the “Default Interest Requirement”);

WHEREAS, the Borrower has received certain Collection Account Dividends in the amounts of S/27,877,687.50 and US$1,300,000.00 in the Dividend Collection Account under the Trust Agreement on December 16, 2020;

WHEREAS, the Borrower desires to release from the Dividend Collection Account on or after December 23, 2020 the total amount of funds in such account accrued to date, less US$5,291,108.02;

WHEREAS, the Borrower has requested that the Initial Lender (i) provide a waiver in respect of the Specified Default and the associated Default Interest Requirement, (ii) consent to the Leverage Ratio Consent (as defined herein), and (iii) consent to the release of certain amounts in the Dividend Collection Account, all in accordance with the terms hereof; and

WHEREAS, the Initial Lender is willing to grant the waivers and consents requested hereto (subject to the terms hereof), and enter into a limited waiver and consent to the Loan Agreement, solely to the extent contemplated herein;

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the sufficiency of which is hereby confirmed and accepted by the parties hereto, the parties hereto agree as follows:

1. Limited Waivers under the Loan Agreement. Notwithstanding anything to the contrary set forth in the Loan Agreement, subject to the conditions set forth in Section 4 hereto, and solely to the extent set forth herein, the Initial Lender hereby agrees to waive the Specified Default and the Default Interest Requirement; provided that (i) such waivers are subject to all of the terms and conditions set forth in this Waiver and Consent; (ii) in no event shall such waivers granted by the Initial Lender in connection to the Specified Default and the Default Interest Requirement be construed as a waiver of any other breach or default that may have occurred (whether or not known by the Initial Lender) under the Loan Agreement or any other Credit Document; (iii) the waivers set forth in this Section 1 shall not excuse or otherwise waive any failure by the Borrower to comply with any other terms set forth in the Loan Agreement or any other Credit Document; and (iv) the Initial Lender expressly reserves all of its rights, powers, privileges and remedies under the Loan Agreement, the other Credit Documents and/or applicable law. No oral representations or course of dealing on the part of the Initial Lender or any of its officers, employees or agents, and no failure or delay by the Initial Lender with respect to the exercise of any right, power, privilege or remedy under of the Loan Agreement, the other Credit Documents or applicable law shall operate as a waiver thereof, and the single or partial exercise of any such right, power, privilege or remedy shall not preclude any later exercise of any other right, power, privilege or remedy.

2. Leverage Ratio Consent. Notwithstanding anything to the contrary set forth in Section 8.10 of the Loan Agreement, the Initial Lender hereby consents to waive compliance by the Borrower with the Leverage Ratio requirement in Section 8.10(b) for the Rolling Period ended December 31, 2020 (the “Leverage Ratio Consent”).

3. Dividend Release Consent. Notwithstanding anything to the contrary set forth in Sections 7.12, 8.15 or 9.11 of the Loan Agreement or Section 8 of the Trust Agreement, the Initial Lender hereby consents to the Borrower releasing from the Dividend Collection Account under the Trust Agreement on or after December 23, 2020 the total amount of funds in such account accrued through December 23, 2020, less US$5,291,108.02, and agrees to instruct the Trustee under the Trust Agreement of its consent to release such funds on or after December 23, 2020, on the date so requested by the Borrower.

4. Conditions to Effectiveness. This Waiver and Consent shall become effective only upon the satisfaction of all of the following conditions:

a) due execution and delivery by each of the Borrower and the Initial Lender of this Waiver and Consent;

b) payment, in immediate, available funds to the Lender Account, of a waiver and consent fee equal to one hundred twenty-eight thousand, five hundred eighty six Dollars and twenty eight cents (US$128,586.28);

c) reserving in the Dividend Collection Account under the Trust Agreement the amounts specified in Section 6 below.

d) each of the representations and warranties contained in Section 5 hereto shall be true and correct in all respects; and

e) payment of, or an arrangement to pay, all fees and expenses of counsel to the Lenders in connection with this Waiver and Consent, which shall not exceed US$30,000.

5. Representations and Warranties. As of the date hereof and immediately after giving effect to this Waiver and Consent and the waiver contemplated hereby, the Borrower hereby represents and warrants to the Initial Lender as follows:

a) this Waiver and Consent has been duly authorized, executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency or similar laws affecting secured creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and the Loan Agreement, after giving effect to this Waiver and Consent, constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency or similar laws affecting secured creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

b) the execution and delivery hereof by the Borrower and the performance and observance by the Borrower of the provisions hereof do not violate or conflict with (i) any constituent document of the Borrower or (ii) any requirement of law applicable to the Borrower or result in a breach of any provision of or constitute a default under any contractual obligation of the Borrower; and

c) no Default or Event of Default, other than the Specified Default, has occurred and is continuing.

6. Covenant. The Borrower shall cause be maintained on reserve in the Dividend Collection Account under the Trust Agreement the following amounts: (i) the amounts due from the Borrower to the Initial Lender under the Loan Agreement on the Scheduled Repayment Date occurring on March 31, 2021 (the “March 31 Payment Date”), which shall be principal and accrued interest in the aggregate amount of four million, two hundred ninety one thousand, one hundred and eight Dollars and two cents (US$4,291,108.02), which may only be released to the Lender Account fifteen (15) Business Days prior to the March 31 Payment Date to pay amounts due under the Loan Agreement to the Initial Lender, and (ii) the amount of one million Dollars (US$1,000,000), which may only be released (x) on the Facility Maturity Date to be applied toward payment of the principal and interest due on such date under the Loan Agreement, or (y) to the Borrower upon repayment in full by the Borrower of the amounts borrowed under the Loan Agreement, whichever occurs first.

7. Continuing Effect of Loan Agreement.

a) Except as expressly set forth herein, all of the terms and provisions of the Loan Agreement are and shall remain in full force and effect and are hereby ratified and confirmed.

b) Other than as explicitly provided herein, the execution, delivery and performance of this Waiver and Consent shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Initial Lender under the Loan Agreement or the other Credit Documents. The amendments contained herein are each limited to the specific provisions and circumstances described and shall not be deemed to prejudice any rights not specifically addressed herein which the Initial Lender may now have or may have in the future under the Loan Agreement or the other Credit Documents.

8. Counterparts. This Waiver and Consent may be executed in counterparts and all of the said counterparts taken together shall be deemed to constitute one and the same instrument.

9. Governing Law. Section 10.08 (Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial) of the Loan Agreement is incorporated herein by reference, mutatis mutandis, as if fully set forth herein.

10. Section Titles. The section titles contained in this Waiver and Consent are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section.

11. Notices. All communications and notices hereunder shall be given as provided in the Loan Agreement.

12. Severability. The fact that any term or provision of this Waiver and Consent is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any other person.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Consent to be duly executed by their respective authorized officers as of the date first above written.

AENZA S.A.A.

By:	/s/ Luis Diaz
Name: Luis Diaz
Title: Chief Executive Officer

By:	/s/ Daniel Urbina
Name: Daniel Urbina
Title: Chief Legal Officer

[Signature page to Waiver and Consent]

CS PERU INFRASTRUCTURE HOLDINGS LLC

By:	/s/ Brad McKee
Name: Brad McKee
Title: Authorized Signatory

By:	/s/ JoshuaO’Melia
Name: JoshuaO’Melia
Title: Authorized Signatory

[Signature page to Waiver and Consent]